QuickLinks -- Click here to rapidly navigate through this document

As filed with the U.S. Securities and Exchange Commission on July 22, 2013

Registration No. 333-189928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT

Under
The Securities Act of 1933

Rally Software Development Corp.
(Exact name of registrant as specified in its charter)

Delaware	7372	84-1597294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3333 Walnut Street
Boulder, CO 80301
(303) 565-2800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy A. Miller
Rally Software Development Corp.
3333 Walnut Street
Boulder, CO 80301
(303) 565-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael L. Platt John T. McKenna Francis R. Wheeler Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 (720) 566-4000	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 2 to Registration Statement on Form S-1 (Commission File No. 333-189928) is being filed solely for the purposes of furnishing Exhibit 101 in accordance with Rule 405 of Regulation S-T. Accordingly, a preliminary prospectus has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount Paid or to be Paid
SEC registration fee	$15,529
FINRA filing fee	17,577
New York Stock Exchange supplemental listing fee	7,500
Printing expenses	75,000
Legal fees and expenses	300,000
Accounting fees and expenses	125,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous fees and expenses	39,394

Total	$600,000

Item 14.    Indemnification of directors and officers.

        Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

        We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of us, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

        The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and directors against liabilities under the Securities Act.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Amended and Restated Certificate of Incorporation	3.1
Amended and Restated Bylaws	3.2
Form of Indemnification Agreement	10.5

Item 15.    Recent sales of unregistered securities.

        The following list sets forth information regarding all unregistered securities sold by us from February 1, 2010 to July 18, 2013:

          (1)   We have granted to our directors, officers and employees options to purchase 1,443,458 shares of common stock under our Amended and Restated 2002 Stock Option Plan, as amended, or our 2002 Plan, with per share exercise prices ranging from $0.78 to $10.78, and issued 1,036,088 shares of common stock upon exercise of such options for aggregate consideration of $923,323.55, at exercise prices ranging from $0.55 to $6.23. Of the options granted, options to purchase 92,240 shares of common stock were granted to two non-employee directors with a per share exercise price of $5.93, options to purchase 611,997 shares of common stock were granted to six executive officers with per share exercise prices ranging from $5.48 to $8.83 and options to purchase 739,221 shares of common stock were granted to 405 other employees with per share exercise prices ranging from $0.78 to $10.78.

          (2)   On July 18, 2013, we issued an aggregate of 57,155 shares of our common stock upon the net exercises of common stock warrants having a weighted average exercise price of $3.18 per share. We received no additional consideration in connection with these exercises.

          (3)   On July 10, 2013, we issued an aggregate of 11,030 shares of our common stock upon the net exercises of common stock warrants having an exercise price of $3.78 per share. We received no additional consideration in connection with these exercises.

          (4)   On June 11, 2013, we issued an aggregate of 10,814 shares of our common stock upon the net exercises of common stock warrants having an exercise price of $3.78 per share. We received no additional consideration in connection with these exercises.

          (5)   On May 23, 2013, we issued 28,436 shares of common stock upon the net exercises of common stock warrants having an exercise price of $2.50 per share. We received no additional consideration in connection with these exercises.

          (6)   On April 17, 2013, we issued 47,189 shares of common stock upon the net exercises of common stock warrants having a weighted average exercise price of $0.35 per share. We received no additional consideration in connection with these exercises.

          (7)   On February 5, 2013, we issued 119,993 shares of our common stock to nine investors in connection with an acquisition of certain assets of Flowdock Oy, a company based in Helsinki, Finland.

          (8)   On February 5, 2013, we granted 119,998 restricted stock units to nine employees pursuant to restricted stock unit award agreements under our 2002 Plan. We received no cash consideration for the issuance of such awards.

          (9)   On July 31, 2012, we issued 9,600 shares of restricted common stock to two employees pursuant to restricted stock award agreements under our 2002 Plan. We received no cash consideration for the issuance of such shares of restricted stock.

          (10) On May 27, 2011, we issued an aggregate of 1,553,393 shares of our Series E preferred stock at a purchase price of $12.80 per share for aggregate consideration of $20.0 million to 12 accredited investors.

          (11) On May 20, 2011, we issued one warrant to purchase 22,400 shares of our common stock at an exercise price of $0.01 per share to one accredited investor.

          (12) On March 31, 2010, we issued 30,000 shares of our common stock to one investor as partial consideration pursuant to an Asset Purchase Agreement whereby we acquired certain assets of Enkari, Ltd., an Ohio limited liability company.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

        The offers, sales and issuances of the securities described in paragraphs (1), (8) and (9) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 because the transactions were made under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2002 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

        The offers, sales and issuances of the securities described in paragraphs (2)-(6) were deemed to be exempt from registration under the Securities Act in reliance upon Section (3)(a)(9) of the Securities Act.

        The offers, sales and issuances of the securities described in paragraph (7) either were made outside the United States pursuant to Regulation S under the Securities Act or were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering.

        The offers, sales and issuances of the securities described in paragraphs (10)-(12) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions, other than with respect to (12), represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates or warrants issued in each of these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising. Each of the recipients of securities in these transactions, other than with respect to (12), represented that such recipient was an accredited investor under Rule 501 of Regulation D.

Item 16.    Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit No.		Description of Exhibit
1.1	#	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of Rally Software Development Corp., as currently in effect.(1)

3.2		Amended and Restated Bylaws of Rally Software Development Corp., as currently in effect.(1)

4.1		Form of Rally Software Development Corp.'s Common Stock Certificate.(2)

5.1	#	Form of Opinion of Cooley LLP.

10.1		Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the investors named therein, dated as of May 27, 2011.(2)

10.1.1		Amendment No. 1 to Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the stockholders named therein, dated as of April 1, 2013.(2)

10.2.1	+	Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.(3)

10.2.2	+	Forms of Stock Option Agreement and Option Grant Notice under Amended and Restated 2002 Stock Option Plan.(2)

10.3.1	+	Rally Software Development Corp. 2013 Equity Incentive Plan.(3)

10.3.2	+	Form of Stock Option Agreement and Option Grant Notice under 2013 Equity Incentive Plan.(2)

10.3.3	+	Form of Restricted Stock Unit Award Agreement and Notice of Grant Award under 2013 Equity Incentive Plan.(2)

10.4.1	+	Rally Software Development Corp. 2013 Employee Stock Purchase Plan.(3)

10.5	+	Form of Indemnification Agreement made by and between Rally Software Development Corp. and each of its directors and officers.(2)

10.6		Amended and Restated Office Lease by and between Rally Software Development Corp. and 3333 Walnut, LLC, dated as of June 10, 2013.(1)

10.7.1		Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of December 22, 2010, as amended on July 28, 2011, December 16, 2011, February 3, 2012, April 24, 2012 and January 30, 2013.(2)

10.7.2	#	Sixth Amendment to Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of June 19, 2013.

10.8		Warrant to purchase Common Stock dated November 15, 2006, issued to Entrepreneurs Foundation of Colorado LLC.(2)

10.9		Warrant to purchase Common Stock dated May 20, 2011, issued to The Community Foundation.(2)

Exhibit No.		Description of Exhibit
10.10	#	Amended and Restated Warrant to Purchase Stock dated May 15, 2013, held by SVB Financial Group.

10.11	#	Amended and Restated Warrant to Purchase Stock dated May 16, 2013, issued to Square 1 Bank.

10.12		Form of Warrant to purchase Common Stock, dated May 20, 2008, and a schedule of warrant holders.(2)

10.13	#	Amended and Restated Warrant to Purchase Stock, dated May 16, 2013 issued to Square 1 Bank.

10.14.1	+	Management bonus program for the first quarter of fiscal 2012.(2)

10.14.2	+	Management bonus program for the second quarter of fiscal 2012.(2)

10.14.3	+	Written description of management bonus program for the third quarter of fiscal 2012.(2)

10.14.4	+	Management bonus program for the fourth quarter of fiscal 2012.(2)

10.14.5	+	Management bonus program for the first half of fiscal 2013.(2)

10.14.6	+	Management bonus program for the second half of fiscal 2013.(2)

10.14.7	+	Management bonus program for the first half of fiscal 2014.(2)

10.15.1	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2012.(2)

10.15.2	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2012.(2)

10.15.3	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2012.(2)

10.15.4	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2012.(2)

10.15.5	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2013.(2)

10.15.6	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2013.(2)

10.15.7	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2013.(2)

10.15.8	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2013.(2)

10.15.9	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2014.(2)

10.15.10	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2014.(4)

10.16	+	Rally Software Development Corp. Change in Control Severance Plan.(2)

21.1		List of subsidiaries.(2)

Exhibit No.		Description of Exhibit
23.1	#	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	#	Consent of KPMG LLP, independent registered public accounting firm.

24.1	#	Power of Attorney (see page II-8 to the original filing of this registration statement on Form S-1).

101.INS		XBRL Instance Document.

101.SCH		XBRL Taxonomy Schema Linkbase Document.

101.CAL		XBRL Taxonomy Calculation Linkbase Document.

101.DEF		XBRL Taxonomy Definition Linkbase Document.

101.LAB		XBRL Taxonomy Labels Linkbase Document.

101.PRE		XBRL Taxonomy Presentation Linkbase Document.

#
Previously filed.

+
Indicates management contract or compensatory plan.

(1)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (File No. 001-35868) as filed with the Securities and Exchange Commission on June 13, 2013.

(2)
Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-187173), originally filed with the Securities and Exchange Commission on March 11, 2013.

(3)
Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 333-187889), originally filed with the Securities and Exchange Commission on April 12, 2013.

(4)
Incorporated by reference to the Registrant's Current Report on Form 8-K (File No. 001-35868) as filed with the Securities and Exchange Commission on June 6, 2013.

(b)   Financial statement schedule.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 22nd day of July, 2013.

RALLY SOFTWARE DEVELOPMENT CORP.
By:	/s/ TIMOTHY A. MILLER Timothy A. Miller President, Chief Executive Officer and Chairman

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ TIMOTHY A. MILLER Timothy A. Miller	President, Chief Executive Officer and Chairman (Principal Executive Officer)	July 22, 2013
	/s/ JAMES M. LEJEAL James M. Lejeal	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	July 22, 2013
	/s/ KENNETH M. MESIKAPP Kenneth M. Mesikapp	Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	July 22, 2013
	* Thomas F. Bogan	Director	July 22, 2013
	* Mark T. Carges	Director	July 22, 2013
	* Bryan D. Stolle	Director	July 22, 2013
	* Timothy V. Wolf	Director	July 22, 2013
*By:	/s/ TIMOTHY A. MILLER Timothy A. Miller Attorney-in-Fact

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	#	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of Rally Software Development Corp., as currently in effect.(1)

3.2		Amended and Restated Bylaws of Rally Software Development Corp., as currently in effect.(1)

4.1		Form of Rally Software Development Corp.'s Common Stock Certificate.(2)

5.1	#	Form of Opinion of Cooley LLP.

10.1		Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the investors named therein, dated as of May 27, 2011.(2)

10.1.1		Amendment No. 1 to Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the stockholders named therein, dated as of April 1, 2013.(2)

10.2.1	+	Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.(3)

10.2.2	+	Forms of Stock Option Agreement and Option Grant Notice under Amended and Restated 2002 Stock Option Plan.(2)

10.3.1	+	Rally Software Development Corp. 2013 Equity Incentive Plan.(3)

10.3.2	+	Form of Stock Option Agreement and Option Grant Notice under 2013 Equity Incentive Plan.(2)

10.3.3	+	Form of Restricted Stock Unit Award Agreement and Notice of Grant Award under 2013 Equity Incentive Plan.(2)

10.4.1	+	Rally Software Development Corp. 2013 Employee Stock Purchase Plan.(3)

10.5	+	Form of Indemnification Agreement made by and between Rally Software Development Corp. and each of its directors and officers.(2)

10.6		Amended and Restated Office Lease by and between Rally Software Development Corp. and 3333 Walnut, LLC, dated as of June 10, 2013.(1)

10.7.1		Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of December 22, 2010, as amended on July 28, 2011, December 16, 2011, February 3, 2012, April 24, 2012 and January 30, 2013.(2)

10.7.2	#	Sixth Amendment to Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of June 19, 2013.

10.8		Warrant to purchase Common Stock dated November 15, 2006, issued to Entrepreneurs Foundation of Colorado LLC.(2)

10.9		Warrant to purchase Common Stock dated May 20, 2011, issued to The Community Foundation.(2)

10.10	#	Amended and Restated Warrant to Purchase Stock dated May 15, 2013, held by SVB Financial Group.

Exhibit No.		Description of Exhibit
10.11	#	Amended and Restated Warrant to Purchase Stock dated May 16, 2013, issued to Square 1 Bank.

10.12		Form of Warrant to purchase Common Stock, dated May 20, 2008, and a schedule of warrant holders.(2)

10.13	#	Amended and Restated Warrant to Purchase Stock, dated May 16, 2013 issued to Square 1 Bank.

10.14.1	+	Management bonus program for the first quarter of fiscal 2012.(2)

10.14.2	+	Management bonus program for the second quarter of fiscal 2012.(2)

10.14.3	+	Written description of management bonus program for the third quarter of fiscal 2012.(2)

10.14.4	+	Management bonus program for the fourth quarter of fiscal 2012.(2)

10.14.5	+	Management bonus program for the first half of fiscal 2013.(2)

10.14.6	+	Management bonus program for the second half of fiscal 2013.(2)

10.14.7	+	Management bonus program for the first half of fiscal 2014.(2)

10.15.1	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2012.(2)

10.15.2	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2012.(2)

10.15.3	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2012.(2)

10.15.4	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2012.(2)

10.15.5	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2013.(2)

10.15.6	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2013.(2)

10.15.7	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2013.(2)

10.15.8	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2013.(2)

10.15.9	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2014.(2)

10.15.10	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2014.(4)

10.16	+	Rally Software Development Corp. Change in Control Severance Plan.(2)

21.1		List of subsidiaries.(2)

23.1	#	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	#	Consent of KPMG LLP, independent registered public accounting firm.

24.1	#	Power of Attorney (see page II-8 to the original filing of this registration statement on Form S-1).

Exhibit No.	Description of Exhibit
101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Schema Linkbase Document.

101.CAL	XBRL Taxonomy Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Definition Linkbase Document.

101.LAB	XBRL Taxonomy Labels Linkbase Document.

101.PRE	XBRL Taxonomy Presentation Linkbase Document.

#
Previously filed.

+
Indicates management contract or compensatory plan.

(1)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (File No. 001-35868) as filed with the Securities and Exchange Commission on June 13, 2013.

(2)
Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-187173), originally filed with the Securities and Exchange Commission on March 11, 2013.

(3)
Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 333-187889), originally filed with the Securities and Exchange Commission on April 12, 2013.

(4)
Incorporated by reference to the Registrant's Current Report on Form 8-K (File No. 001-35868) as filed with the Securities and Exchange Commission on June 6, 2013.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other expenses of issuance and distribution.
  Item 14. Indemnification of directors and officers.
  Item 15. Recent sales of unregistered securities.
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX